Exhibit 5.1

Our ref         ELR/776654-000001/24897039v2

Jiuzi Holdings Inc.

No.168 Qianjiang Nongchang Gengwen Road, 15th Floor

Economic and Technological Development Zone

Xiaoshan District, Hangzhou City

Zhejiang Province 310000

People’s Republic of China

22 September 2022

Dear Sirs

Jiuzi Holdings Inc.

We have acted as Cayman Islands legal advisers to Jiuzi Holdings Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time. Such securities include:

a)	ordinary shares of the Company of par value US$0.001 each (the “Shares”);

b)	debt securities of the Company, which may be secured or unsecured, senior debt securities or subordinated debt securities, and/or convertible, and which may be issued in one or more series (collectively the “Debt Securities”), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the “Indentures”);

c)	warrants that entitle the holder to purchase Shares, Debt Securities or any combination thereof (the “Warrants”) to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the “Warrant Agreements”);

d)	rights to purchase Shares (the “Rights”) to be issued under rights agreements to be entered into among the Company and a bank or trust company, as rights agent for such Rights thereunder (the “Rights Agreements”);

e)	share purchase contracts, including contracts obligating holders to purchase from the Company, and obligating the Company to sell to the holders, a specified number of the Shares or other securities (as defined in the Registration Statement) (the “Share Purchase Contracts”) and the Share Purchase Contracts which issued as part of Units (as defined below) (the “Share Purchase Units”); and

f)	units comprising of one or more of the Shares, Debt Securities, Warrants, Rights, Share Purchase Contracts or Share Purchase Units in any combination (the “Units”) to be issued under unit agreements to be entered into between the Company and the unitholder for such Units thereunder (the “Unit Agreements”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 10 October 2019 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 31 October 2020 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company (the “Board”) dated 16 September 2022 (the “Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 16 September 2022, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and duly authorised, executed and delivered Indentures, Warrant Agreements, Rights Agreements, Share Purchase Contract, Share Purchase Units and Unit Agreements.

2.4	The Company will have sufficient authorised capital to effect the issue of the Shares at the time of issuance.

2.5	The Indentures and the Debt Securities, the Warrant Agreements and the Warrants, the Rights and the Rights Agreements, the Share Purchase Contracts and the Share Purchase Units, and the Units and the Unit Agreements, will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

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2.6	The choice of the laws of the State of New York as the governing law of the Indentures and the Debt Securities, the Warrant Agreements and the Warrants, the Rights and the Rights Agreements, the Share Purchase Contracts and the Share Purchase Units, and the Units and the Unit Agreements, will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indentures and the Debt Securities, the Warrant Agreements and the Warrants, the Rights and the Rights Agreements, the Share Purchase Contracts and the Share Purchase Units, and the Units and the Unit Agreements.

2.8	No monies paid to or for the account of the Company in respect of the Shares, the Debt Securities, the Warrants, the Rights, the Share Purchase Contracts, the Share Purchase Units or the Units represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.9	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.10	The issue of (i) the Shares, (ii) the Debt Securities under the Indentures, (iii) the Warrants under the Warrant Agreements, (iv) the Rights under the Rights Agreements, (v) the Share Purchase Contracts and the Share Purchase Units, and (vi) the Units under the Unit Agreements will be of commercial benefit to the Company.

2.11	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares, the Debt Securities, the Warrants, the Rights, the Share Purchase Contracts, the Share Purchase Units or the Units.

3	Opinion

Based upon, and subject to the foregoing assumptions and the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$150,000.00 divided into 150,000,000 shares each of a par value of US$0.001 each.

3.3	With respect to the Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Shares (being not less than the par value of the Shares) has been fully paid in cash or other consideration approved by the Board, the Shares will be duly authorised, validly issued, fully paid and non-assessable.

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3.4	With respect to each issue of the Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities and the Debt Securities shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.5	With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.6	With respect to each issue of the Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Right Agreement relating to the Rights and the Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Rights issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Right Agreement relating to such issue of Rights and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Rights issued pursuant to the Right Agreement will have been duly executed, issued and delivered.

3.7	With respect to each issue of the Share Purchase Contracts and the Share Purchase Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Share Purchase Contracts or the Share Purchase Units, as the case may be, and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the Share Purchase Contracts and the Share Purchase Units, as the case may be, shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Share Purchase Contracts or the Share Purchase Units, as the case may be, issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Share Purchase Contracts relating to such issue of the Share Purchase Contracts or the Share Purchase Units, as the case may be, and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Share Purchase Contracts or the Share Purchase Units, as the case may be, issued pursuant to the Share Purchase Contracts will have been duly executed, issued and delivered.

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3.8	With respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units and the Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Unit Agreement relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units issued pursuant to the Unit Agreement will have been duly executed, issued and delivered.

3.9	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

3.10	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

4	Qualifications

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Indentures, Warrant Agreements, the Rights Agreements, the Share Purchase Contracts, the Share Purchase Units and the Unit Agreements will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

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(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indentures, Warrant Agreements, the Right Agreement, the Share Purchase Contracts, the Share Purchase Units and the Unit Agreements in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Indentures, Warrant Agreements, the Right Agreement, the Share Purchase Contracts, the Share Purchase Units and the Unit Agreements to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indentures, Warrant Agreements, the Rights Agreements, the Share Purchase Contracts, the Share Purchase Units or the Unit Agreements whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

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(l)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Indentures, Warrant Agreements, the Rights Agreements and the Unit Agreements which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indentures or the Debt Securities, Warrant Agreements or the Warrants, the Rights Agreements or the Rights, the Share Purchase Contracts or the Share Purchase Units, or the Unit Agreements or the Units.

4.4	We have not reviewed any of the Indentures or the Debt Securities to be issued thereunder, the Warrant Agreements or the Warrants to be issued thereunder, the Rights Agreements or the Rights to be issued thereunder, the Share Purchase Contracts or the Share Purchase Units, or the Unit Agreements or the Units to be issued thereunder and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures or the Debt Securities, the Warrant Agreements or the Warrants, the Rights Agreements or the Rights, the Share Purchase Contracts or the Share Purchase Units or the Unit Agreements or the Units and enforce the remainder of the Indentures or the Debt Securities, the Warrant Agreements or the Warrants, the Rights Agreements or the Rights, the Share Purchase Contracts or the Share Purchase Units or the Unit Agreements or the Units or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indentures or the Debt Securities, the Warrant Agreements or the Warrants, the Rights Agreements or the Rights, the Share Purchase Contracts or the Share Purchase Units or the Unit Agreements or the Units in this regard.

4.6	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

/s/ Maples and Calder (Hong Kong) LLP

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Director’s Certificate

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